Exhibit 99.1

          Cognex Corporation Announces Third Quarter Results

    NATICK, Mass.--(BUSINESS WIRE)--Oct. 17, 2005--Cognex Corporation (NASDAQ:CGNX) today announced revenue for the third quarter ended October 2, 2005 of $58,256,000, and net income of $10,858,000, or
$0.22 per diluted share. These most recent quarterly results are compared to the company's historical results for the third quarter of 2004 and for the second quarter of 2005 in the table below. Also provided in the table below are revenue, net income and earnings per share for the nine months ended October 2, 2005, as compared to the company's historical results for the same period in 2004.

                                        Revenue    Net Income Earnings
                                                                per
                                                               Diluted
                                                                Share
----------------------------------------------------------------------
         Quarter Comparisons
----------------------------------------------------------------------
Current quarter: Q3-05                $58,256,000 $10,858,000   $0.22
----------------------------------------------------------------------
Prior year's quarter: Q3-04           $55,412,000 $11,655,000   $0.25
----------------------------------------------------------------------
Change from Q3-04 to Q3-05                      5%        (7%)   (11%)
----------------------------------------------------------------------
Prior quarter: Q2-05                  $54,603,000  $7,800,000   $0.17
----------------------------------------------------------------------
Change from Q2-05 to Q3-05                      7%         39%     35%
----------------------------------------------------------------------

----------------------------------------------------------------------
      Year-to-Date Comparisons
----------------------------------------------------------------------
Nine months ended October 2, 2005    $156,057,000 $23,952,000   $0.50
----------------------------------------------------------------------
Nine months ended October 3, 2004    $158,048,000 $31,100,000   $0.66
----------------------------------------------------------------------
Change from first nine months of 2004
 to first nine months of 2005                 (1%)       (23%)   (23%)
----------------------------------------------------------------------

    The company's reported results for 2005 include the results of DVT Corporation (since May 9, 2005), and also include the amortization costs related to that acquisition ($1,143,000 in the third quarter and $1,905,000 year to date).
    "The third quarter of 2005 was another good quarter for Cognex," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "Revenue increased on a sequential basis in the three primary markets we serve: Semiconductor and Electronics Capital Equipment, Factory Automation, and Surface Inspection. And, our net margin improved dramatically quarter-to-quarter due to higher revenue and synergies realized from our acquisition of DVT Corporation in May of this year."
    Dr. Shillman continued, "Q4 is shaping up nicely. With our current estimates of Q4 revenue in the range of $61 million to $64 million and earnings per diluted share between $0.24 and $0.27, we expect to show growth in both the top and bottom lines...both year-on-year and sequentially."

    Details of the Quarter

    Statement of Operations Highlights - Third Quarter of 2005

    -- Revenue for the third quarter of 2005 increased 5% over the comparable quarter in 2004 despite a 40% decline in revenue from customers who make capital equipment for the semiconductor and electronics industries. Revenue increased year-on-year primarily due to record revenue from discrete manufacturers in the Factory Automation area as well as to record sales of SmartView(R), the company's surface inspection product. On a sequential basis, revenue increased 7% due to higher sales to customers in all three of the primary markets we serve, but primarily to those who make capital equipment for the semiconductor industry.

    -- Gross margin was 73% in the third quarter of 2005 compared to 73% in the comparable quarter in 2004 and 71% in the prior quarter. Cost of revenue for the third quarter of 2004, as well as the second and third quarters of 2005, includes a benefit of $422,000, $169,000, and $185,000 respectively, relating to the sale of inventory previously reserved. Excluding this benefit, gross margin would have been 73% in the third quarter of 2005, 72% in the third quarter of 2004, and 70% in the prior quarter. The increase in gross margin on a sequential basis is due to the higher revenue in the third quarter.

    -- Research, Development & Engineering (R, D & E) spending in the third quarter of 2005 increased 10% from the comparable quarter in 2004 and 1% from the prior quarter. The increase year-on-year is due primarily to higher expenses in the third quarter of 2005 relating to the new employees added from the DVT acquisition.

    -- Selling, General & Administrative (S, G & A) spending in the third quarter of 2005 increased 18% from the third quarter of 2004, and decreased 1% on a sequential basis. The increase year-on-year is due to incremental DVT costs. S, G & A declined 1% on a sequential basis despite an additional month of DVT costs due primarily to cost reductions implemented as part of the acquisition integration. In addition, the company also received a benefit from the positive impact of foreign exchange rates on the company's international operations.

    -- The company reported a foreign currency loss of $410,000 in the third quarter of 2005 compared to a loss of $502,000 in the comparable quarter of 2004 and a loss of $291,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,156,000 in the third quarter of 2005 compared to $1,043,000 in the third quarter of 2004 and $973,000 in the prior quarter. The increase in investment and other income, both year-on-year and sequentially, is due to higher yields.

    -- The effective tax rate was 26% in the third quarter of 2005 as compared to 29% in the comparable quarter of 2004 and 26% in the prior quarter. The decrease in the effective tax rate year-on-year is due to more of the company's profits being earned and taxed in lower tax jurisdictions in 2005 than in 2004.

    Balance Sheet Highlights - October 2, 2005

    -- Cognex's financial position at October 2, 2005 was very strong, with nearly $313,000,000 in cash and investments, and no debt. Cash and investments decreased by approximately $78,400,000 from the end of 2004 as the company paid out approximately $115,000,000 of cash in the second quarter to acquire DVT Corporation. During the first nine months of 2005, Cognex generated positive cash flow from operations of over $28,000,000 and paid out over $11,000,000 in dividends. Cumulative to date, the company has paid out nearly $70,000,000 in repurchases of its common stock on the open market and over $29,000,000 in dividends.

    -- Days sales outstanding (DSO) for the third quarter of 2005 was 58 days, and remains within the company's targeted range.

    --  Inventories at October 2, 2005 increased by approximately
        $500,000, or 3%, from the end of the prior quarter and inventory turns in the third quarter were equal to a rate equivalent to 3.5 times per year.

    Business Trends and Financial Outlook

    Bookings:

    -- For the third quarter of 2005, bookings were essentially flat on a sequential basis as higher orders from the Semiconductor and Electronics Capital Equipment market offset the seasonally soft Factory Automation market. The company's book-to-bill ratio was slightly less than 1.0 for the quarter due to record SmartView revenue, which had an unsustainably-high level of orders earlier in the year, and summer seasonality in the Factory Automation market.

    Financial Outlook

    -- For the fourth quarter of 2005, Cognex expects revenue to increase on a sequential basis to between $61 million and $64 million. At that revenue level, gross margin is expected to be in the low-to-mid 70% range. For the fourth quarter, operating expenses (R, D & E and S, G & A) are expected to increase by 5% to 10% on a sequential basis. The effective tax rate is expected to be 26%. As a result of the above, earnings for the fourth quarter are expected to be between $0.24 and $0.27 per diluted share.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the third quarter of 2005, as well as its financial outlook, on Tuesday, October 18, 2005 at 9:00 a.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the U.S.). A replay will begin at approximately 11:00 a.m. eastern time on Tuesday, October 18, 2005 and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the U.S.) and the access code is 6574105.
    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision systems, or computers that can "see." Cognex is the world's leader in the machine vision industry, having shipped more than 275,000 machine vision systems, representing over $1.9 billion in cumulative revenue, since the company's founding in 1981. Cognex's Modular Vision Systems Division, headquartered in Natick, Massachusetts, specializes in machine vision systems that are used for automating the manufacture of a wide range of discrete items and for assuring their quality. Cognex's Surface Inspection Systems Division, headquartered in Alameda, California, specializes in machine vision systems that are used for inspecting the surfaces of products manufactured in a continuous fashion, such as metals, papers and plastics. In addition to its corporate headquarters in Natick, Massachusetts, Cognex has regional offices and distributors located throughout North America, Latin America, Japan, Europe, and Southeast Asia. Visit Cognex on-line at http://www.cognex.com.

    Forward-Looking Statement

    Certain statements made in this press release and its attachments, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include:
(1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole source suppliers to manufacture and deliver critical components for the company's products; (7) challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2004. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                     COGNEX CORPORATION
                  Statements of Operations
          (In thousands, except per share amounts)

                        Three Months Ended          Nine Months Ended
                      October     July  October     October   October
                           2,       3,       3,          2,        3,
                         2005     2005     2004        2005      2004
                   ----------------------------- ---------------------
                               (unaudited)               (unaudited)

Revenue               $58,256  $54,603  $55,412    $156,057  $158,048

Cost of revenue        15,755   16,065   14,886      45,610    45,580
                   ----------- -------- -------- ----------- ---------

Gross margin           42,501   38,538   40,526     110,447   112,468
     Percentage of
      revenue              73%      71%      73%         71%       71%

Research,
 development, and
 engineering
 expenses               7,224    7,185    6,552      20,724    20,105
     Percentage of
      revenue              12%      13%      12%         13%       13%

Selling, general,
 and administrative
 expenses              21,351   21,494   18,099      60,353    51,981
     Percentage of
      revenue              37%      39%      33%         39%       33%
                   ----------- -------- -------- ----------- ---------

Operating income       13,926    9,859   15,875      29,370    40,382
     Percentage of
      revenue              24%      18%      29%         19%       26%

Foreign currency
 gain (loss)             (410)    (291)    (502)       (602)       73

Investment and
 other income           1,156      973    1,043       3,599     3,348
                   ----------- -------- -------- ----------- ---------

Income before taxes    14,672   10,541   16,416      32,367    43,803

Income tax
 provision              3,814    2,741    4,761       8,415    12,703
                   ----------- -------- -------- ----------- ---------

Net income            $10,858   $7,800  $11,655     $23,952   $31,100
     Percentage of
      revenue              19%      14%      21%         15%       20%
                   =========== ======== ======== =========== =========

Net income per
 diluted common and
 common equivalent
 share                  $0.22    $0.17    $0.25       $0.50     $0.66
                   =========== ======== ======== =========== =========

Diluted weighted-
 average common and
 common equivalent
 shares
 outstanding           48,469   47,141   46,415      47,703    47,424
                   =========== ======== ======== =========== =========

Cash dividends per
 common share           $0.08    $0.08    $0.08       $0.24     $0.20
                   =========== ======== ======== =========== =========


                       COGNEX CORPORATION
                         Balance Sheets
                         (In thousands)
                                                    October  December
                                                         2,       31,
                                                       2005      2004
                                                 ---------------------
                                                 (unaudited)
Assets

Cash and investments                               $312,716  $391,076

Accounts receivable                                  38,063    33,816

Inventories                                          18,579    20,091

Property, plant, and equipment                       24,100    23,995

Other assets                                        166,723    64,330
                                                 ----------- ---------

Total assets                                       $560,181  $533,308
                                                 =========== =========


Liabilities and Stockholders' Equity

Current liabilities                                 $59,134   $70,501

Stockholders' equity                                501,047   462,807
                                                 ----------- ---------

Total liabilities and stockholders' equity         $560,181  $533,308
                                                 =========== =========


                    COGNEX CORPORATION
              Additional Information Schedule
                  (Dollars in thousands)

                        Three Months Ended         Nine Months Ended
                     Oct. 2,   July 3,  Oct. 3,    Oct. 2,    Oct. 3,
                         2005     2005     2004        2005      2004
                   ----------------------------- ---------------------
                              (unaudited)               (unaudited)

Revenue               $58,256  $54,603  $55,412    $156,057  $158,048
                   =========== ======== ======== =========== =========

Revenue by
 division:
  Modular Vision
   Systems Division        84%      83%      88%         84%       87%
  Surface
   Inspection
   Systems Division        16%      17%      12%         16%       13%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by
 geography:
  United States            37%      37%      30%         37%       30%
  Japan                    30%      26%      41%         28%       41%
  Europe                   27%      31%      24%         29%       24%
  Other                     6%       6%       5%          6%        5%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by
 market:
  Discrete factory
   automation              57%      60%      42%         57%       41%
  Semiconductor and
   electronics
   capital
   equipment               27%      23%      46%         27%       46%
  Surface
   inspection              16%      17%      12%         16%       13%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

Revenue by
 product:
  Vision sensors           41%      41%      27%         40%       28%
  PC-based vision
   systems                 37%      35%      51%         37%       50%
  Surface
   inspection
   vision systems          12%      13%       9%         12%       10%
  Service                  10%      11%      13%         11%       12%
                   ----------- -------- -------- ----------- ---------
  Total                   100%     100%     100%        100%      100%
                   =========== ======== ======== =========== =========

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353